EXHIBIT 99.1

JOINT FILING AGREEMENT

The undersigned agree that this Schedule 13G Amendment No. 3 dated February 17, 2026 relating to the Common Stock, par value $0.0001 per share, of Sable Offshore Corp. shall be filed on behalf of the undersigned.

PILGRIM GLOBAL ICAV

By:

/s/ Paul Fitzgerald

Name: Paul Fitzgerald

Title: Executive Director

PILGRIM GLOBAL ADVISORS LLC

By:

/s/ Procter J. Hug IV

Name: Procter J. Hug IV

Title: Manager

DARREN MAUPIN

/s/ Darren Maupin